Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
Jan. 30, 2014

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2013

•	Peabody achieves record 2013 safety results and $340 million of cost savings

•	Operating cash flow exceeds $700 million with debt reduction of more than $200 million

•	2013 revenues of $7.01 billion lead to Adjusted EBITDA of $1.05 billion

•	Diluted Loss Per Share from Continuing Operations totals $(1.12) with Adjusted Diluted Earnings Per Share of $0.34

•	U.S. coal market share increases to more than 40% of electricity generation; record 2013 global coal demand, market overcapacity reduced

•	Peabody targets continued cost improvements and capital reductions in 2014

ST. LOUIS, Jan. 30 - Peabody Energy (NYSE: BTU) today reported full-year 2013 revenues of $7.01 billion, leading to Adjusted EBITDA of $1.05 billion. In 2013, the company achieved $340 million of cost savings, reduced capital investments by 67 percent and generated $722 million of operating cash flow.
“Peabody delivered on our 2013 objectives, with notable operating performance, structural cost improvements, disciplined capital spending and solid cash flow,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Our leading presence in the high-growth Pacific Rim region and the lowest-cost U.S. basins uniquely positions the company to manage near-term markets and have significant earnings leverage to volume and price as markets continue to improve.”

RESULTS FROM PEABODY CONTINUING OPERATIONS
2013 revenues of $7.01 billion were impacted by lower realized pricing in Australia and the United States. Sales volumes increased 1 percent to 251.7 million tons as higher Australian and Trading and Brokerage shipments offset a reduction in U.S. volumes.

______________________________________________________
The company has modified the definitions of its non-GAAP financial measures to also exclude the impact of charges for the settlement of claims and litigation related to previously divested operations, and the definitions are available at the end of the release.

Australian revenues of $2.90 billion were impacted by a 22 percent decline in revenues per ton that was partially offset by a 6 percent rise in shipments. Australia sales totaled 34.9 million tons, including 15.9 million tons of metallurgical coal and 11.4 million tons of seaborne thermal coal. U.S. Mining revenues of $4.01 billion were impacted by a 4 percent decline in both volumes and realized pricing.
2013 Adjusted EBITDA totaled $1.05 billion compared with $1.84 billion in 2012, primarily due to the impact of nearly $800 million from lower pricing that was partly offset by $340 million in cost improvements. Australian Mining Adjusted EBITDA of $316.6 million was affected by nearly $700 million related to lower pricing that was partly mitigated by a 4 percent reduction in unit costs. Fourth quarter Australian Adjusted EBITDA was also impacted by $100 million related to the delayed longwall commissioning at the North Goonyella Mine and industrial action at the Metropolitan Mine. Absent the impact from these events, Australian costs per ton would have been approximately $5.00 lower for the quarter. In 2013, the company made structural cost improvements in Australia by completing several owner-operator conversions and improving productivity at the PCI mines, resulting in a 25 percent and 20 percent cost improvement at the respective operations. 2013 U.S. Mining Adjusted EBITDA declined 11 percent to $1.12 billion, driven by a decline in volumes and revenues per ton that was partly offset by a 3 percent improvement in operating costs per ton.
Trading and Brokerage Adjusted EBITDA totaled $0.7 million compared with $119.7 million in the prior year. Results were impacted by sustained levels of low volatility and pricing in the seaborne markets that led to a decline in mark-to-market earnings; lower U.S. brokerage volumes and margins primarily related to Patriot Coal; increased third-party supply issues; and compressed margins on U.S. and Asian exports.
Loss from Continuing Operations totaled $(286.0) million in 2013 compared with $(470.9) million in the prior year. 2013 results were impacted by pre-tax asset impairment charges of $528.3 million related to several operating and non-operating properties in the U.S. and Australia as well as a $30.6 million charge related to the company’s settlement with Patriot Coal and the United Mine Workers of America. Results also reflect lower gross margins and higher depreciation, depletion and amortization expense that were partly offset by lower income tax expenses.
Diluted Loss from Continuing Operations totaled $(1.12) per share with Adjusted Diluted Earnings of $0.34 per share.

Summary of Adjusted Diluted EPS (Unaudited)

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2013	2012	2013	2012

Diluted EPS - Loss from Continuing Operations (1)	$(1.52)	$(3.73)	$(1.12)	$(1.80)
Asset Impairment and Mine Closure Costs, Net of Income Taxes	1.47	2.61	1.56	2.61
Settlement Charges Related to the Patriot Bankruptcy Reorganization, Net of Income Taxes	0.07	—	0.07	—
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(0.02)	—	(0.17)	0.03
Adjusted Diluted EPS (2)	$0.00	$(1.12)	$0.34	$0.84

(1)	Reflects loss from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

(2)	Represents a non-GAAP financial measure defined at the end of this release and illustrated in the Reconciliation of Non-GAAP Financial Measures tables after this release.

2013 operating cash flow totaled $722.4 million, which led to debt reduction of over $200 million during the year.
“Peabody has generated positive cash flows and repaid more than $600 million of debt over the last two years, and we continue to focus on those factors within our control to improve our financial position,” said Peabody Energy Executive Vice President and Chief Financial Officer Michael C. Crews. “We have $2.1 billion of liquidity and our recent refinancing extends the maturity of our credit facility to 2018 while providing significant headroom under our financial covenants.”
In 2013, Peabody also reported record worldwide safety results of 1.80 incidents per 200,000 hours worked. Peabody received more than 25 awards for safety, land restoration, mine recognition, community involvement and corporate excellence.

GLOBAL COAL MARKETS AND PEABODY'S POSITION
“We look for continued record coal use in 2014 as developing nations increase coal imports and developed nations capitalize on coal’s cost and reliability advantage over natural gas and renewables,” said Boyce. “Seaborne thermal and metallurgical coal demand reached a record 1.25 billion tonnes in 2013, and coal demand growth is expected to exceed supply increases, leading to improved fundamentals as the year proceeds.”
Within global markets, seaborne coal supply outpaced coal demand in 2013, resulting in reduced metallurgical and thermal coal benchmark pricing.
Regarding key market highlights:

•
China coal imports accelerated to a monthly record of 35 million tonnes in December and reached a new high of 320 million tonnes in 2013. Steel production increased 7.5 percent over 2012 levels, leading to metallurgical coal demand estimated at 750 million tonnes. This drove net metallurgical coal imports up 42 percent to 74 million tonnes in 2013, as China became the largest importer of metallurgical coal. China’s thermal coal generation increased 7 percent in 2013, fueling thermal import demand of 246 million tonnes. China’s domestic coal supply rose 1 percent in 2013 as increasing domestic mining costs, safety concerns and mine closures supported additional coal imports;

•
India’s coal generation rose 8 percent in 2013, which led to a 23 percent increase in thermal coal imports. Import growth is expected to continue as domestic production struggles to meet growing demand, new coal-fueled generation is built along the coast, and metallurgical coal imports continue to rise on higher steel requirements;

•
Japan’s coal consumption increased 10 percent through December as new coal-fueled generation propelled additional coal demand. Metallurgical coal imports rose to an estimated 62 million tonnes in 2013 as economic expansion drove increased steel consumption;

•	Germany’s coal use reached the highest level since 1990 as nuclear, natural gas and renewables generation declined;

•
The increase in seaborne metallurgical coal supplies was greater than expected and resulted in price declines in 2013. The increase was largely driven by Australia metallurgical export growth of 25 million tonnes as mines expanded production to lower unit costs and cover take-or-pay infrastructure commitments;

•	Seaborne thermal demand rose 40 million tonnes in 2013. Thermal prices declined due to increased supply primarily from Indonesia and Australia; and

•	The first quarter metallurgical coal benchmark for high-quality low-vol hard coking coal settled at $143 per tonne with benchmark low-vol PCI at $116 per tonne.

Global economic expansion is projected to accelerate in 2014, and seasonal demand in China is expected to improve in the second quarter, leading to a tightening in the seaborne coal markets. The World Steel Association forecasts a 3 percent increase in global steel use in 2014, which is expected to drive metallurgical coal import demand to more than 300 million tonnes. Metallurgical coal export growth from Australia is expected to slow in 2014, and the current environment will further pressure U.S. exports, resulting in improved market balance. Seaborne thermal coal demand is projected to rise 30 to 40 million tonnes in 2014 as growth in Asia is partially offset by declines in the Atlantic basin. Thermal coal supply growth is expected to be significantly slower than the last few years as new project development declines.
By 2016, Peabody expects global coal demand to rise 700 million tonnes. Seaborne metallurgical coal is expected to grow 10 to 15 percent over the next three years, led by urbanization and industrialization in China and India. Peabody estimates that approximately 250 gigawatts of new coal-fueled generation will be built over the next three years, requiring an additional 750 million tonnes of thermal coal once expected capacity utilization is reached. China’s coal use is expected to continue to increase as the growth in coal-fired generating plants and coal conversion facilities more than offset lower direct use of coal in homes and businesses.
The company is targeting 2014 sales of 35 to 37 million tons, including 16 to 17 million tons of metallurgical coal and 11 to 12 million tons of export thermal coal.

U.S. COAL MARKETS AND PEABODY'S POSITION
"U.S. coal demand is rising and now accounts for over 40 percent of electricity generation as utilities switch back to coal due to higher natural gas prices,” said Boyce. “Last year, coal inventories declined at the fastest pace in 13 years and are now approaching normal levels in our key markets. Southern Powder River Basin coal inventories have improved 34 percent since late 2012 to 52 days of consumption, leading to stronger market fundamentals than we have seen in several years. And Peabody is currently executing Southern Powder River Basin contracts at prices well above 2013 levels."

•	U.S. production declined 30 million tons in 2013 and has fallen below 1 billion tons for the first time since 1993. Production is expected to modestly rise in 2014 to meet expanding consumption;

•
Utility demand increased more than 40 million tons as 2013 natural gas prices rose 32 percent, resulting in an 11 percent decline in natural gas generation. 2014 coal consumption is projected to increase 20 to 30 million tons on increasing generation demand from a stronger U.S. economy and continued higher natural gas prices;

•
Stockpiles declined 35 million tons in 2013, the largest inventory withdraw since 2000. Southern Powder River Basin prices are now nearly 40 percent above 2013 lows as reduced stockpiles lead to additional utility purchases; and

•
Southern Powder River and Illinois Basin demand is anticipated to expand a combined 100 million tons by 2016, as increased generator utilization rates and basin switching more than offset the impact of plant retirements.

Approximately 10 to 15 percent of Peabody’s projected 2014 U.S. production is unpriced, with 45 to 55 percent of 2015 production unpriced at comparable 2014 production levels.

CAPITAL AND OPERATIONAL UPDATE
Peabody remains focused on aggressively reducing costs and capital spending while increasing productivity across the global platform. 2014 capital targets of $275 to $325 million are below 2013 levels and are primarily allocated to sustaining capital items. Major new project timing will continue to be evaluated in 2014, with spending dependent on market conditions.

Operational projects are focused on:

•
Achieving consistent production and maximizing productivity from the longwall top coal caving system at the North Goonyella high-quality metallurgical coal mine. Normalized production is expected to occur in the second quarter following post start-up modifications and ongoing ramp-up in the first quarter;

•
Maximizing the benefits of the recently converted owner-operator mines and completing the conversion of the Moorvale Mine to owner-operator status. Owner-operated mines will account for over 90 percent of total Australian production after the conversion;

•
Capitalizing on the Metropolitan Mine modernization to further improve productivity and lower costs. A new labor agreement provides stability for the mine’s operations and reflects a lower inflationary environment in Australia;

•	Advancing slope development at the low-cost Gateway North Mine in the Illinois Basin to provide replacement capacity as the current operations transition into a new reserve area;

•	Realizing the full productivity and cost benefits of the recent dragline move at the El Segundo Mine in New Mexico;

•	Increasing trading activity in Asia following the recently signed joint venture agreement with China Shenhua Group; and

•
Monetizing non-strategic assets. In January 2014, Peabody sold Mineral Development License 162, a standalone coal deposit in Queensland, Australia, for A$70 million. Over the last year, the company has sold over $130 million of non-strategic reserves and surface land.

OUTLOOK
Peabody is targeting first quarter 2014 Adjusted EBITDA of $170 million to $230 million and Adjusted Diluted Earnings Per Share of $(0.10) to $0.14. Targets reflect the impact of ongoing longwall commissioning at the North Goonyella Mine in Australia, lower realized coal pricing, contract re-openers in the United States and longwall moves in Colorado and Australia. The company is expecting increased volumes and improving costs in the second half of the year following operational improvements made in the first quarter.
For full-year 2014, Peabody is targeting:

•	Total sales of 245 to 265 million tons, including U.S. sales of 185 to 195 million tons, Australian sales of 35 to 37 million tons, and the remainder from Trading and Brokerage activities;

•	U.S. costs per ton 1 to 3 percent below 2013 levels as cost containment efforts offset higher overburden ratios, and U.S. revenues per ton 5 to 8 percent below 2013 levels. The decline is predominately due to contract re-openers, primarily in the Midwest;

•
Australian costs in the low-to-mid $70 per ton range as expected savings from additional cost improvement efforts are offset by a higher mix of metallurgical coal and the impact from the delayed longwall commissioning at the North Goonyella Mine;

•	Trading and Brokerage results that are likely to remain constrained until volatility increases and market conditions improve;

•	Selling, general and administrative expenses consistent with 2013 levels as cost reductions offset increased global advocacy initiatives; and

•	Full-year depreciation, depletion and amortization approximately 5 to 10 percent below 2013 levels.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Jan. 30, 2013. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: global supply and demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility, particularly in higher-margin products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements with rail and port commitments for the delivery of coal; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in the company’s release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  The company has defined below the non-GAAP financial measures that are used and has included in the tables following this release reconciliations of these measures to the most directly comparable GAAP measures.

Beginning with this release, the company has modified the definitions of its non-GAAP financial measures to also exclude the impact of charges for the settlement of claims and litigation related to previously divested operations. Management believes that excluding these impacts is useful in comparing the company’s current results with those of prior and future periods.

Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization, asset impairment and mine closure costs, charges for the settlement of claims and litigation related to previously divested operations and amortization of basis difference associated with equity method investments.  Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP.  Management uses Adjusted EBITDA as the primary metric to measure segment operating performance and also believes it is useful to investors in comparing the company’s current results with those of prior and future periods and in evaluating the company’s operating performance without regard to its capital structure or the cost basis of its assets.

Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as (loss) income from continuing operations and diluted earnings per share from continuing operations, respectively, excluding the impacts of asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations, net of tax, and the remeasurement of foreign income tax accounts on our income tax provision. The income tax benefits related to asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations are calculated based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits. Management has included these measures because, in the opinion of management, excluding those foregoing items is useful in comparing the company’s current results with those of prior and future periods. Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended Dec. 31, 2013 and 2012

(In Millions, Except Per Share Data)
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2013	2012	2013	2012

Tons Sold	64.6	63.3	251.7	248.5

Revenues	$1,742.8	$2,016.9	$7,013.7	$8,077.5
Operating Costs and Expenses (1)	1,477.4	1,543.6	5,736.1	5,932.7
Depreciation, Depletion and Amortization	197.5	192.7	740.3	663.4
Asset Retirement Obligation Expenses	15.8	13.7	66.5	67.0
Selling and Administrative Expenses	65.0	66.4	249.1	268.8
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(2.7)	(9.5)	(52.6)	(17.1)
Asset Impairment and Mine Closure Costs	506.8	921.3	528.3	929.0
Settlement Charges Related to the Patriot Bankruptcy Reorganization	30.6	—	30.6	—
Loss from Equity Affiliates:
Results of Operations	2.3	9.1	33.9	56.6
Amortization of Basis Difference	2.3	1.6	6.3	4.6
Loss from Equity Affiliates	4.6	10.7	40.2	61.2
Operating (Loss) Profit	(552.2)	(722.0)	(324.8)	172.5
Interest Income	(4.5)	(4.8)	(15.7)	(24.5)
Interest Expense:
Loss on Early Debt Extinguishment	—	0.5	16.9	3.3
Interest Expense	102.1	96.8	408.3	402.3
Interest Expense	102.1	97.3	425.2	405.6
Loss from Continuing Operations Before Income Taxes	(649.8)	(814.5)	(734.3)	(208.6)
Income Tax (Benefit) Provision:
(Benefit) Provision	(118.4)	402.0	(279.9)	481.7
Tax Benefit Related to Asset Impairment and Mine Closure Costs	(112.8)	(224.4)	(112.8)	(227.3)
Tax Benefit Related to Settlement Charges Related to the Patriot Bankruptcy Reorganization	(11.3)	—	(11.3)	—
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(6.2)	(0.8)	(44.3)	7.9
Income Tax (Benefit) Provision	(248.7)	176.8	(448.3)	262.3
Loss from Continuing Operations, Net of Income Taxes	(401.1)	(991.3)	(286.0)	(470.9)
Loss from Discontinued Operations, Net of Income Taxes	(160.1)	(11.5)	(226.6)	(104.2)
Net Loss	(561.2)	(1,002.8)	(512.6)	(575.1)
Less: Net Income Attributable to Noncontrolling Interests	4.5	3.2	12.3	10.6
Net Loss Attributable to Common Stockholders	$(565.7)	$(1,006.0)	$(524.9)	$(585.7)

Adjusted EBITDA	$200.8	$407.3	$1,047.2	$1,836.5

Diluted EPS - Loss from Continuing Operations (2)(3)	$(1.52)	$(3.73)	$(1.12)	$(1.80)

Diluted EPS - Net Loss Attributable to Common Stockholders (2)	$(2.12)	$(3.78)	$(1.97)	$(2.19)

Adjusted Diluted EPS (2)	$0.00	$(1.12)	$0.34	$0.84

(1)	Excludes items shown separately.
(2)
For Diluted EPS, weighted average diluted shares outstanding were 267.3 million and 266.3 million for the three months ended Dec. 31, 2013 and 2012, respectively, and 267.1 million and 268.0 million for the years ended Dec. 31, 2013 and 2012, respectively. For Adjusted Diluted EPS, weighted average diluted shares outstanding were 267.7 million and 266.3 million for the quarters ended Dec. 31, 2013 and 2012, respectively, and 267.6 million and 268.6 million for the years ended Dec. 31, 2013 and 2012, respectively.

(3)	Reflects loss from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended Dec. 31, 2013 and 2012
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2013	2012	2013	2012

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$1,005.4	$1,089.2	$4,005.1	$4,353.0
Australian Mining Operations	716.5	898.6	2,904.6	3,503.6
Trading and Brokerage Operations	11.4	26.2	66.0	199.9
Other	9.5	2.9	38.0	21.0
Total	$1,742.8	$2,016.9	$7,013.7	$8,077.5

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	6.4	6.9	26.3	27.4
Western U.S. Mining Operations	40.9	40.8	158.8	165.2
Australian Mining Operations (1)	9.0	9.7	34.9	33.0
Trading and Brokerage Operations	8.3	5.9	31.7	22.9
Total	64.6	63.3	251.7	248.5

Revenues per Ton - Mining Operations
Midwestern U.S.	$50.29	$51.08	$50.75	$51.21
Western U.S.	16.71	17.98	16.81	17.86
Total - U.S.	21.26	22.78	21.63	22.61
Australia	79.46	92.21	83.26	106.05

Operating Costs per Ton - Mining Operations (2)
Midwestern U.S.	$35.47	$35.24	$34.55	$35.63
Western U.S.	12.20	12.66	12.45	12.82
Total - U.S.	15.36	15.94	15.58	16.07
Australia	76.24	73.47	74.18	77.63

Gross Margin per Ton - Mining Operations (2)
Midwestern U.S.	$14.82	$15.84	$16.20	$15.58
Western U.S.	4.51	5.32	4.36	5.04
Total - U.S.	5.90	6.84	6.05	6.54
Australia	3.22	18.74	9.08	28.42

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
(Dollars in Millions)	2013	2012	2013	2012

Adjusted EBITDA - U.S. Mining Operations	$279.2	$326.1	$1,119.6	$1,259.8
Adjusted EBITDA - Australian Mining Operations	28.9	181.5	316.6	938.9
Adjusted EBITDA - Trading and Brokerage
Trading and Brokerage Operations	(12.1)	10.5	0.7	119.7
Litigation Settlement	—	—	(20.6)	—
Adjusted EBITDA - Resource Management (3)	2.5	10.5	49.5	12.8
Selling and Administrative Expenses	(65.0)	(66.4)	(249.1)	(268.8)
Other Operating Costs, Net (4)	(32.7)	(54.9)	(169.5)	(225.9)
Adjusted EBITDA	200.8	407.3	1,047.2	1,836.5
Depreciation, Depletion and Amortization	(197.5)	(192.7)	(740.3)	(663.4)
Asset Retirement Obligation Expenses	(15.8)	(13.7)	(66.5)	(67.0)
Asset Impairment and Mine Closure Costs	(506.8)	(921.3)	(528.3)	(929.0)
Settlement Charges Related to the Patriot Bankruptcy Reorganization	(30.6)	—	(30.6)	—
Amortization of Basis Difference Related to Equity Affiliates	(2.3)	(1.6)	(6.3)	(4.6)
Operating (Loss) Profit	(552.2)	(722.0)	(324.8)	172.5
Operating Cash Flows	178.4	223.6	722.4	1,515.1
Acquisitions of Property, Plant and Equipment	99.7	255.2	328.4	996.7
Coal Reserve Lease Expenditures	187.3	28.6	276.8	276.5

(1)
Metallurgical coal tons sold totaled 4.2 million and 4.1 million for the three months ended Dec. 31, 2013 and 2012, respectively, and 15.9 million and 14.1 million for the years ended Dec. 31, 2013 and 2012, respectively.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; asset impairment and mine closure costs; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(4)	Includes Generation Development and Btu Conversion costs, costs associated with post-mining activities, and loss from equity affiliates.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
Dec. 31, 2013 and 2012

(Dollars in Millions)
	(Unaudited)
	Dec. 31, 2013	Dec. 31, 2012
Cash and Cash Equivalents	$444.0	$558.8
Receivables, Net	557.9	737.8
Inventories	506.7	548.4
Assets from Coal Trading Activities, Net	36.1	52.4
Deferred Income Taxes	66.4	56.4
Other Current Assets	381.6	621.7
Total Current Assets	1,992.7	2,575.5
Net Property, Plant, Equipment and Mine Development	11,082.5	11,801.7
Deferred Income Taxes	7.8	—
Investments and Other Assets	1,050.4	1,431.8
Total Assets	$14,133.4	$15,809.0

Current Maturities of Debt	$31.7	$47.8
Liabilities from Coal Trading Activities, Net	6.1	19.4
Accounts Payable and Accruals	1,737.7	1,606.9
Total Current Liabilities	1,775.5	1,674.1
Long-Term Debt	5,970.7	6,205.1
Deferred Income Taxes	40.9	577.3
Other Long-Term Liabilities	2,398.4	2,413.7
Total Liabilities	10,185.5	10,870.2
Stockholders' Equity	3,947.9	4,938.8
Total Liabilities and Stockholders' Equity	$14,133.4	$15,809.0

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Years Ended Dec. 31, 2013 and 2012

(Dollars in Millions, Except Per Share Data)	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2013	2012	2013	2012

Adjusted EBITDA	$200.8	$407.3	$1,047.2	$1,836.5
Depreciation, Depletion and Amortization	197.5	192.7	740.3	663.4
Asset Retirement Obligation Expenses	15.8	13.7	66.5	67.0
Amortization of Basis Difference Related to Equity Affiliates	2.3	1.6	6.3	4.6
Interest Income	(4.5)	(4.8)	(15.7)	(24.5)
Interest Expense	102.1	96.8	408.3	402.3
Loss on Early Debt Extinguishment	—	0.5	16.9	3.3
Income Tax (Benefit) Provision, Excluding Tax Items Shown Separately Below	(118.4)	402.0	(279.9)	481.7
Adjusted Income (Loss) from Continuing Operations (1)	6.0	(295.2)	104.5	238.7
Asset Impairment and Mine Closure Costs	506.8	921.3	528.3	929.0
Settlement Charges Related to the Patriot Bankruptcy Reorganization	30.6	—	30.6	—
Tax Benefit Related to Asset Impairment and Mine Closure Costs	(112.8)	(224.4)	(112.8)	(227.3)
Tax Benefit Related to Settlement Charges Related to the Patriot Bankruptcy Reorganization	(11.3)	—	(11.3)	—
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(6.2)	(0.8)	(44.3)	7.9

Loss from Continuing Operations, Net of Income Taxes	$(401.1)	$(991.3)	$(286.0)	$(470.9)

Net Income Attributable to Noncontrolling Interests	$4.5	$3.2	$12.3	$10.6

Diluted EPS - Loss from Continuing Operations (2)	$(1.52)	$(3.73)	$(1.12)	$(1.80)
Asset Impairment and Mine Closure Costs, Net of Income Taxes	1.47	2.61	1.56	2.61
Settlement Charges Related to the Patriot Bankruptcy Reorganization, Net of Income Taxes	0.07	—	0.07	—
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(0.02)	—	(0.17)	0.03
Adjusted Diluted EPS	$0.00	$(1.12)	$0.34	$0.84

Targets for the Quarter Ending Mar. 31, 2014 (Unaudited)

(Dollars in Millions, Except Per Share Data)	Quarter Ending
	Mar. 31, 2014
	Targeted Results
	Low	High

Adjusted EBITDA	$170	$230
Depreciation, Depletion and Amortization	160	175
Asset Retirement Obligation Expenses	21	19
Interest Income	(2)	(4)
Interest Expense	104	102
Income Tax Benefit Before Remeasurement of Foreign Income Tax Accounts	(85)	(105)
Adjusted (Loss) Income from Continuing Operations (1)	(28)	43
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
(Loss) Income from Continuing Operations, Net of Income Taxes	$(28)	$43

Net Income Attributable to Noncontrolling Interests	$—	$4

Diluted EPS - (Loss) Income from Continuing Operations (2)	$(0.10)	$0.14
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Adjusted Diluted EPS	$(0.10)	$0.14

(1)	In order to arrive at the numerator used to calculate Adjusted Diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2)	Reflects (loss) income from continuing operations, net of income taxes, less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.